EXHIBIT 10.3

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

MANAKO LABS LTD

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by TAOWEAVE, INC., a Delaware corporation, with its principal place of business at 110 16th Street, Suite 1400 #1024, Denver, CO 80202, United States (the “Investor”) of $1,000,000 (the “Investment Amount”) on or about the date of this Safe, MANAKO LABS LTD, a company incorporated in England and Wales with company number 17048521 and whose registered office is at 71-75 Shelton Street, Covent Garden, London, United Kingdom, WC2H 9JQ (the “Company”), grants the Investor the right to subscribe for certain shares in the capital of the Company, subject to the terms below.

The “Post-Money Valuation Cap” is $40,000,000.

The “Discount Rate” is 80% (representing a 20% discount to the price per share of the Senior Shares in the Equity Financing).

Condition to Effectiveness

This Safe is conditional on the concurrent execution and delivery by the Company and the Investor of the Technology License and Distribution Agreement dated on or about the date of this Safe (the "TLDA"). This Safe shall not take effect and the Investment Amount shall not be due and payable until the TLDA has been duly executed and delivered by both the Company and the Investor. If the TLDA has not been executed and delivered by both parties within five (5) days of the date of this Safe, either party may terminate this Safe by written notice to the other, whereupon this Safe shall be of no further force or effect and neither party shall have any further obligation to the other, save that the confidentiality obligations set out in the Side Letter shall survive such termination for a period of two (2) years.

See Section 2 for certain additional defined terms.

1.         Events

(a)         Equity Financing. If there is an Equity Financing before the termination of this Safe, on the initial closing of such Equity Financing, this Safe will automatically convert into the number of Safe Shares equal to the Investment Amount divided by the Conversion Price, in each case rounded to the nearest whole share.

In connection with the automatic conversion of this Safe into Safe Shares the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents (i) are the same documents to be entered into with the subscribers of Senior Shares, with appropriate variations for the Safe Shares if applicable, and (ii) have customary exceptions to any drag-along applicable to the Investor, including (without limitation) limited representations, warranties, liability and indemnification obligations for the Investor.

(b)         Liquidity Event. If there is a Liquidity Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(e) below) to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of (i) the Investment Amount (the “Cash-Out Amount”) or (ii) the amount payable on the number of Ordinary Shares equal to the Investment Amount divided by the Liquidity Price (the “Conversion Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganisation, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a tax-free reorganisation for U.S. federal income tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(e).

(c)         Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(e) below) to receive a portion of Proceeds equal to the Cash-Out Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(d)         Longstop Date. If neither an Equity Financing, a Liquidity Event, nor a Dissolution Event has occurred on or before 1 December 2027 (the “Longstop Date”), this Safe will automatically convert into the number of Ordinary Shares equal to the Investment Amount divided by a price per share equal to the Post-Money Valuation Cap divided by the Liquidity Capitalisation (calculated as of the Longstop Date and provided that Converting Securities will be included in the Liquidity Capitalisation only if they are converting on the Longstop Date), rounded down to the nearest whole share. The Longstop Date may be extended by mutual written agreement of the Company and the Investor.

(e) Liquidation Priority. In a Liquidity Event or Dissolution Event, this Safe is intended to operate like a standard 1x non-participating liquidation preference. The Investor’s right to receive its Cash-Out Amount is:

(i)         junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Shares);

(ii)         on par with payments for other Safes and/or Preferred Shares, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Preferred Shares, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or Preferred Shares in proportion to the full payments that would otherwise be due; and

(iii)         senior to payments for Ordinary Shares.

The Investor’s right to receive its Conversion Amount is (A) on par with payments for Ordinary Shares and other Safes and/or Preferred Shares who are also receiving Conversion Amounts or Proceeds on a similar as-converted to Ordinary Shares basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Cash-Out Amounts or similar liquidation preferences).

(f) Termination. This Safe will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) immediately following the earliest to occur of: (i) the issuance of Shares to the Investor pursuant to the automatic conversion of this Safe under Section 1(a) or Section 1(d); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(b) or Section 1(c).

2.         Definitions

“Asset Sale” means the disposal by the Company of all or substantially all of its undertaking and assets (where disposal may include, without limitation, the grant by the Company of an exclusive licence of intellectual property not entered into in the ordinary course of business).

“Company Capitalisation” is calculated as of immediately prior to the Equity Financing and (without double-counting, in each case calculated on an as-converted to Ordinary Shares basis):

●	Includes all Shares issued and outstanding;
●	Includes all Converting Securities;
●	Includes all (i) issued and outstanding Options and (ii) Promised Options; and
●

Includes the Unissued Option Pool, except that any increase to the Unissued Option Pool in connection with the Equity Financing will only be included to the extent that the number of Promised Options exceeds the Unissued Option Pool prior to such increase.

“Control” has the meaning given in section 1124 of the UK Corporation Tax Act 2010, and “Change of Control” shall be construed accordingly in relation to the Company except where following completion of the Change of Control the shareholders and the proportion of Shares held by each of them are the same as the shareholders and their shareholdings in the Company immediately prior to the Change of Control.

“Conversion Price” means either (1) the Safe Price or (2) the Discount Price, whichever calculation results in the greater number of Safe Shares.

“Converting Securities” includes this Safe and other convertible securities issued by the Company, including but not limited to: (i) other Safes; (ii) convertible promissory notes and other convertible debt instruments; and (iii) convertible securities that have the right to convert into Shares.

“Deferred Shares” means deferred shares in the capital of the Company carrying no voting rights and the right to participate in dividends and returns of capital only up to a nominal amount.

“Direct Listing” means the Company’s initial listing of its Shares or securities representing those Shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) on the NASDAQ Stock Market of the NASDAQ OMX Group Inc. or the New York Stock Exchange or the Official List of the United Kingdom Financial Conduct Authority or the AIM Market operated by the London Stock Exchange Plc or any other recognized investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000). For the avoidance of doubt, a Direct Listing will not be deemed to be an underwritten offering and will not involve any underwriting services.

“Discount Price” means the lowest price per share of the Senior Shares issued in the Equity Financing multiplied by the Discount Rate.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Dividend Amount” means, with respect to any date on which the Company pays a dividend on its outstanding Ordinary Shares, the amount of such dividend that is paid per Ordinary Share multiplied by (x) the Investment Amount divided by (y) the Liquidity Price (treating the dividend date as a Liquidity Event solely for purposes of calculating such Liquidity Price).

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Shares at a fixed valuation, including but not limited to, a pre-money or post-money valuation.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten offering pursuant to which all or any of the Shares or securities representing those Shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) are admitted to trading on the NASDAQ Stock Market of the NASDAQ OMX Group Inc. or the New York Stock Exchange or the Official List of the United Kingdom Financial Conduct Authority or the AIM Market operated by the London Stock Exchange Plc or any other recognized investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000).

“Liquidity Capitalisation” is calculated as of immediately prior to the Liquidity Event or Longstop Date (as applicable), and (without double- counting, in each case calculated on an as-converted to Ordinary Shares basis):

●	Includes all Shares issued and outstanding;
●	Includes all (i) issued and outstanding Options and (ii) to the extent receiving Proceeds, Promised Options;
●

Includes all Converting Securities, other than any Safes and other convertible securities (including without limitation Senior Shares) where the holders of such securities are receiving Cash-Out Amounts or similar liquidation preference payments in lieu of Conversion Amounts or similar “as-converted” payments; and

●	Excludes the Unissued Option Pool.

“Liquidity Event” means an Asset Sale, Change of Control, a Direct Listing or an Initial Public Offering.

“Liquidity Price” means the price per share equal to the Post-Money Valuation Cap divided by the Liquidity Capitalisation.

“Options” includes options, restricted stock awards or purchases, RSUs, SARs, warrants or similar securities, vested or unvested.

“Ordinary Shares” means the ordinary shares of £0.00001 each in the capital of the Company.

“Preferred Shares” means any Shares (other than the Ordinary Shares and any Deferred Shares) which grant the holders any liquidation preference and/or anti-dilution rights in respect of such Shares;

“Proceeds” means cash and other assets (including without limitation share consideration) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

“Promised Options” means promised but ungranted Options that are the greater of those (i) promised pursuant to agreements or understandings made prior to the execution of, or in connection with, the term sheet or letter of intent for the Equity Financing or Liquidity Event, as applicable (or the initial closing of the Equity Financing or consummation of the Liquidity Event, if there is no term sheet or letter of intent), (ii) in the case of an Equity Financing, treated as outstanding Options in the calculation of the Senior Share’s price per share, or (iii) in the case of a Liquidity Event, treated as outstanding Options in the calculation of the distribution of the Proceeds.

“Safe” means an instrument containing a future right to Shares, similar in form and content to this instrument, entered into by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Safe Price” means the price per share equal to the Post-Money Valuation Cap divided by the Company Capitalisation.

“Safe Shares” means the Shares issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences, seniority, liquidation multiple and restrictions as the Senior Shares, except that any price-based preferences (such as the per share liquidation amount, initial conversion price and per share dividend amount) will be based on the Conversion Price.

“Senior Shares” means the most senior class of Shares issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

“Shares” means shares in the capital of the Company, but excluding any Deferred Shares.

“Unissued Option Pool” means all Shares that are reserved, available for future grant and not subject to any outstanding Options or Promised Options (but in the case of a Liquidity Event, only to the extent Proceeds are payable on such Promised Options) under any equity incentive or similar Company plan.

3.         Company Warranties

(a)         The Company is a private limited company duly organized, validly existing and in good standing under the laws of England and Wales, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)         The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to section 3(d)). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its articles of association, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c)         The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorisation applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s corporate approvals; and (ii) necessary corporate approvals for the authorisation of Shares issuable pursuant to Section 1.

(e)         To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4.         Investor Warranties

(a)         The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)         The Investor confirms to the Company that it falls within one of the exemptions contained in the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) relating to the experience or wealth of the Investor (such as are contained in articles 19(5), 48 or 49(2) of such Order) and acknowledges and agrees that this Safe is only directed at and may be acted upon only by such persons, or, to the extent the Investor is based outside of the United Kingdom, confirms that it is not subject to such restrictions.

(c) If the Investor is a "U.S. Person" (within the meaning of Rule 902 of Regulation S promulgated under the Securities Act), the Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, and acknowledges and agrees that if not an accredited investor at the time of an Equity Financing, the Company may void this Safe and return the Investment Amount. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for the period until the Longstop Date.

5.         Miscellaneous

(a)         Any provision of this Safe may be amended, waived or modified by written consent of the Company and either (i) the Investor or (ii) the majority-in-interest of all then-outstanding Safes with the same “Post-Money Valuation Cap” and “Discount Rate” as this Safe (and Safes lacking one or both of such terms will be considered to be the same with respect to such term(s)), provided that with respect to clause (ii): (A) the Investment Amount may not be amended, waived or modified in this manner, (B) the consent of the Investor and each holder of such Safes must be solicited (even if not obtained), and (C) such amendment, waiver or modification treats all such holders in the same manner. “Majority-in-interest” refers to the holders of the applicable group of Safes whose Safes have a total Investment Amount greater than 50% of the total Investment Amount of all of such applicable group of Safes.

(b)         Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the Royal Mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page (or in relation to the Company, at its registered address from time to time which, at the date of this Safe, is the address shown after its name on the first page of this instrument), as subsequently modified by written notice.

(c)         The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Shares for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company shareholder or rights to vote for the election of directors or on any matter submitted to Company shareholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1. However, if the Company pays a dividend on outstanding Ordinary Shares (that is not payable in shares of Ordinary Shares) while this Safe is outstanding, the Company will pay the Dividend Amount to the Investor at the same time.

(d)         Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned without the Company’s consent by the Investor (i) to the Investor’s estate, heirs, executors, administrators, guardians and/or successors in the event of Investor’s death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor.

(e)         In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f)         Unless otherwise stated herein, all references to (i) “£” or “Sterling” are references to the lawful currency from time to time of the United Kingdom of Great Britain and Northern Ireland and (ii)  “$” or “Dollars” shall refer to lawful currency of the United States of America.

(g)         The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements).

(h)         This Safe (and any dispute or claim relating to it or its subject matter (including any non-contractual claims)) is governed by and is to be construed in accordance with English law.

(i)         The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any claim, dispute or issue (including non-contractual claims) which may arise out of or in connection with this Safe.

(Signature page follows)

This Safe has been executed on May 28, 2026.

Executed for and on behalf of MANAKO LABS LTD, acting by a director	) ) ) )	/s/ Max Sebti Name: Max Sebti Title: CEO

Executed for and on behalf of TAOWEAVE, INC., acting by an authorised person	) ) ) )	/s/ Pete Holst Name: Pete Holst Title: CEO
Email: pholst@taoweave.ai
Address: 110 16th Street, Suite 1400 #1024, Denver, CO 80202, United States